Exhibit 21.1

Subsidiaries of Ranger Oil Corporation

Name	Jurisdiction of Organization
Boland Building, LLC	Texas
Eagleford Gas, LLC	Texas
Eagleford Gas 2, LLC	Texas
Eagleford Gas 3, LLC	Texas
Eagleford Gas 5, LLC	Texas
Eagleford Gas 7, LLC	Texas
Eagleford Gas 8, LLC	Texas
Eagleford Gas 11, LLC	Texas
La Salle Eagle Ford Gathering Line LLC	Texas
ROCC BR Disposal LLC	Texas
ROCC Operating, LLC	Texas
ROCC Resources America LLC	Delaware
ROCC Resources, LLC	Delaware
ROCC Holdings, LLC	Delaware
ROCC Oil & Gas, LLC	Virginia
ROCC Oil & Gas, L.P.	Texas
ROCC Oil & Gas GP LLC	Delaware
ROCC Oil & Gas LP LLC	Delaware
ROCC Intermediate LLC	Delaware
ROCC Energy Holdings GP, LLC	Delaware
ROCC Energy Holdings, L.P.	Delaware
T-N-T Engineering, LLC	Delaware